Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2026 First-Quarter Financial Results

CAMBRIDGE, Mass., May 6, 2026 — Forrester Research, Inc. (Nasdaq: FORR) today announced financial results for the first quarter ended March 31, 2026, with contract value at $285.3 million, down 3% compared with the prior year.

“We are seeing continued momentum in our metrics, which has allowed us to increase the low-to-midpoint range of our revenue guidance for 2026,” said CEO and Chairman George F. Colony. “Furthermore, this quarter we improved Forrester AI capabilities, enabling clients to access Forrester’s research from their systems and workflows — and to more easily incorporate our data and analysis into their emails, presentations, and documents. We are attacking the AI opportunity from two directions — using AI to improve how we deliver our services and offering AI-focused research, which enables our clients to increase productivity and deliver increased value to their customers. We believe our relentless focus on evolving our product portfolio to deliver better value to clients, and improving go-to-market execution, will continue to position us for a successful 2026.”

First-Quarter Consolidated Results

Total revenues for the first quarter of 2026 were $85.5 million, compared with $89.9 million for the comparable quarter in 2025.

On a GAAP basis, net loss was $21.8 million, or $1.14 per diluted share, for the first quarter of 2026, compared with a net loss of $87.3 million, or $4.62 per diluted share, for the same period in 2025. The net loss in the current quarter includes a non-cash goodwill impairment charge of $10.8 million, representing $0.56 per diluted share of the net loss, while the net loss in the prior-year quarter includes a non-cash goodwill impairment charge of $83.9 million, representing $4.44 per diluted share of the net loss.

On an adjusted basis, net loss was $0.7 million, or $0.04 per diluted share, for the first quarter of 2026, reflecting an adjusted effective tax rate of 29%. Adjusted net loss excludes the goodwill impairment charge of $10.8 million, stock-based compensation of $2.7 million, amortization of acquisition-related intangible assets of $2.1 million, and restructuring costs of $2.1 million. This compares with adjusted net income of $2.0 million, or $0.11 per diluted share, for the same period in 2025, which reflects an adjusted tax rate of 29%. Adjusted net income for the first quarter of 2025 excludes the goodwill impairment charge of $83.9 million, stock-based compensation of $2.5 million, amortization of acquisition-related intangible assets of $2.2 million, restructuring costs of $1.5 million, a credit loss on the note receivable from the divestiture of a product line in 2024 of $0.9 million, and investment losses of $0.1 million.

Additional details regarding key metrics can be found in the investor presentation on the investor relations section of the company’s website.

A reconciliation of GAAP results to adjusted results can be found in the attached financial tables.

Forrester is providing guidance for 2026 as follows:

Full-Year 2026 (GAAP):

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Total revenues of approximately $350.0 million to $360.0 million, or a decline of 11.8% to 9.3% versus the prior year
•
Operating margin of approximately negative 3.3% to negative 2.8%
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Interest expense of approximately $2.3 million
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An effective tax rate of negative 10% to negative 5%
•
Diluted loss per share of approximately $0.73 to $0.63

Full-Year 2026 (Adjusted):

Adjusted financial guidance for full-year 2026 excludes the goodwill impairment charge of $10.8 million, stock-based compensation expense of $10.0 million to $11.0 million, amortization of acquisition-related intangible assets of approximately $8.3 million, restructuring costs of $3.0 million to $4.0 million, and any investment gains or losses.

•
Adjusted operating margin of approximately 6.0% to 6.5%
•
Adjusted effective tax rate of 29%
•
Adjusted diluted earnings per share of approximately $0.72 to $0.82

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We empower leaders in technology, customer experience, digital, marketing, revenue, and product functions to make confident decisions in an AI-driven world and accelerate growth through customer obsession. Our unique research and continuous guidance model helps executives and their teams achieve their initiatives and outcomes faster and with confidence. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the full-year 2026, statements about planned actions relating to AI, statements about Forrester’s product portfolio and go-to-market execution, and statements regarding Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; any adverse economic conditions, including from trade policies and tariffs, that result in a reduction in technology spending or demand for Forrester’s products or services; the risks and challenges inherent in international business activities; the use of generative AI in Forrester’s business and by Forrester’s clients and competitors; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; Forrester’s business with the US government; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; the actual cost of capital expenditures that Forrester undertakes; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and any future impairment charge Forrester incurs. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Ed Bryce Morris

VP, Corporate Development & Investor Relations

Forrester Research, Inc.

+1 617-613-6565

ebrycemorris@forrester.com

Shweta Agarwal

VP, Corporate Communications

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2026, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenues:
Research	$66,890	$68,414
Consulting	18,582	21,436
Events	(18)	26
Total revenues	85,454	89,876
Operating expenses:
Cost of services and fulfillment	38,630	39,601
Selling and marketing	34,609	35,706
General and administrative	14,379	13,061
Depreciation	1,439	1,480
Amortization of intangible assets	2,081	2,217
Goodwill impairment	10,800	83,895
Restructuring costs	2,146	1,507
Total operating expenses	104,084	177,467
Loss from operations	(18,630)	(87,591)
Interest expense	(804)	(667)
Loss on investments, net	—	(114)
Credit loss expense on note receivable	—	(910)
Other income, net	713	980
Loss before income taxes	(18,721)	(88,302)
Income tax expense (benefit)	3,104	(1,030)
Net loss	$(21,825)	$(87,272)

Basic loss per common share	$(1.14)	$(4.62)
Diluted loss per common share	$(1.14)	$(4.62)
Basic weighted average shares outstanding	19,071	18,890
Diluted weighted average shares outstanding	19,071	18,890

Adjusted data (1):
Loss from operations - GAAP	$(18,630)	$(87,591)
Amortization of intangible assets	2,081	2,217
Restructuring costs	2,146	1,507
Goodwill impairment	10,800	83,895
Stock-based compensation included in the
following expense categories:
Cost of services and fulfillment	1,723	1,718
Selling and marketing	256	8
General and administrative	740	746
Adjusted income (loss) from operations	$(884)	$2,500

	Three Months Ended
	March 31,
	2026		2025
	Amount	Per Share	Amount	Per Share
Net loss - GAAP	$(21,825)	$(1.14)	$(87,272)	$(4.62)
Amortization of intangible assets	2,081	0.11	2,217	0.12
Restructuring costs	2,146	0.11	1,507	0.08
Goodwill impairment	10,800	0.56	83,895	4.44
Stock-based compensation	2,719	0.14	2,472	0.13
Credit loss expense	—	—	910	0.05
Losses on investments	—	—	114	0.01
Tax effects of items above (2)	(1,024)	(0.05)	(1,234)	(0.07)
Adjustment to tax expense for adjusted tax rate (3)	4,411	0.23	(612)	(0.03)
Adjusted net income (loss)	$(692)	$(0.04)	$1,997	$0.11
Diluted weighted average shares outstanding	19,071		18,895

(1) Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester's ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, restructuring costs, goodwill impairment charges, credit losses on a promissory note from the sale of a product line in 2024, and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 29% in 2026 and 2025, which excludes items such as the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Generally Accepted Accounting Principles in the United States.

(2) The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.

(3) To compute adjusted net income, we apply an adjusted effective tax rate of 29% in 2026 and 2025.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31,	December 31,
	2026	2025
Balance sheet data:
Cash, cash equivalents and marketable investments	$145,472	$127,656
Accounts receivable, net	$40,901	$50,850
Deferred revenue	$173,191	$141,812
Debt outstanding	$35,000	$35,000

	March 31,
	2026	2025
Cash flow data:
Net cash provided by operating activities	$25,578	$26,723
Purchases of property and equipment	$(6,198)	$(648)
Repurchases of common stock	$—	$—

	As of
	March 31,
	2026	2025
Metrics:
Contract value	$285,300	$295,000	(a)
Client retention	78%	73%
Wallet retention	89%	86%
Number of clients	1,760	1,822

	As of
	March 31,
	2026	2025
Headcount:
Total headcount	1,395	1,510
Sales force	521	558

(a) March 31, 2025 amounts have been recast based on 2026 foreign currency rates.